Exhibit 23.2

Independent Auditors’ Consent

The Board of Directors

Unigene Laboratories, Inc:

We consent to the incorporation by reference in the registration statements (Nos. 333-52376, 333-01897, 333-35951 and 333-85524) on Form S-8 of Unigene Laboratories, Inc. of our report dated March 29, 2002, except as to the third paragraph of Note 7, which is as of April 9, 2002, with respect to the statements of operations, stockholders’ equity (deficit), and cash flows of Unigene Laboratories, Inc. for the year ended December 31, 2001, which report appears in the December 31, 2003 annual report on Form 10-K of Unigene Laboratories, Inc. Our report dated March 29, 2002, except as to the third paragraph of Note 7, which is as of April 9, 2002, contains an explanatory paragraph that states that Unigene Laboratories, Inc. has suffered recurring losses from operations and has a working capital deficiency which raises substantial doubt about its ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty

/S/ KPMG LLP

Short Hills, New Jersey

March 30, 2004